UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2015

POLYPORE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-32266	43-2049334
(Commission File Number)	(IRS Employer Identification No.)

11430 North Community House Road, Suite 350
Charlotte, North Carolina	28277
(Address of Principal Executive Offices)	(Zip Code)

(704) 587-8409

(Registrant’s Telephone Number Including Area Code)

Not Applicable

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filling is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d.2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e.4(c))

Item 1.01	Entry into Material Definitive Agreements.

On February 23, 2015, Polypore International, Inc. (the “Company”), 3M Company (“3M”), Asahi Kasei Corporation (“Asahi Kasei”) and ESM Holdings Corporation, a wholly owned subsidiary of Asahi Kasei (together with Asahi Kasei, the “Asahi Parties”) entered into integrated transactions pursuant to which, among other things, the Company will sell its Separations Media Business to 3M (the “Separations Media Sale”) and, immediately thereafter, the Company will be merged with ESM Holdings Corporation, with the Company surviving the merger (the “Merger”, and together with the Separations Media Sale, the “Transactions”). The definitive agreements for the Separations Media Sale and the Merger (collectively, the “Agreements”) require that the Separations Media Sale close immediately prior to the Merger and prohibit the unilateral closing of either Transaction.

In connection with the Transactions, the Company and the Asahi Parties entered into an Agreement and Plan of Merger (the “Merger Agreement”). At the effective time and as a result of the Merger, each share of the Company’s common stock (other than any (a) dissenting shares, (b) shares owned by the Asahi Parties, the Company or any of their respective subsidiaries (which will be cancelled)) issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $60.50 in cash without interest (the “Merger Consideration”), payable to the holder of such share. Each option to purchase shares of the Company’s common stock that is outstanding immediately prior to the effective time will immediately accelerate and vest and be cancelled and converted into the right to receive a payment in cash of an amount, subject to the amount of any required tax withholding, equal to the product of the total number of shares of the Company’s common stock subject to such cancelled option and the excess, if any, of the Merger Consideration over the applicable exercise price of the option; provided that any such option with respect to which the exercise price per share subject to the option is equal to or greater than the Merger Consideration shall be cancelled in exchange for no consideration. Each restricted share of the Company’s common stock that is outstanding immediately prior to the effective time will immediately accelerate and vest and be canceled and converted into the right to receive a payment in cash of an amount, subject to the amount of any tax withholding, equal to the Merger Consideration, without interest, treating such restricted share in the same manner as the other shares of the Company’s common stock.

In connection with the Transactions, the Company and 3M entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”). Under the Asset Purchase Agreement, 3M will purchase the assets of the Company’s Separations Media Business and assume certain related liabilities for an aggregate purchase price of $1.0 billion.

The Company has the right to terminate the Merger Agreement and the Asset Purchase Agreement if it enters into a definitive agreement for an alternative transaction that constitutes a “Superior Proposal” (as defined in the Merger Agreement and Asset Purchase Agreement), provided the Company complies with certain notice and other requirements set forth in the Merger Agreement and Asset Purchase Agreement, including paying Asahi Kasei and 3M a termination fee equal to $39 million and $16.75 million, respectively. Certain other actions by the Company causing termination of the Merger Agreement and Asset Purchase Agreement could result in the Company being required to pay the foregoing termination fees to Asahi Kasei and 3M.

Consummation of the Transactions is subject to the satisfaction or waiver of certain closing conditions, including (1) adoption of the Merger Agreement by the stockholders of the Company, (2) expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other consents and approvals required under applicable antitrust laws, (3) the absence of any law or order prohibiting the consummation of the Transactions, (4) the absence of certain governmental actions, (5) the absence of a material adverse effect on either the Separations Media Business or the remaining business of the Company, (6) subject to certain exceptions, the accuracy of representations and warranties of the Company, the Asahi Parties, and 3M and (7) the performance or compliance by the Company, the Asahi Parties and 3M with their respective covenants and agreements.

The parties to each agreement have made customary representations and warranties and have agreed to use reasonable best efforts to cause the Transactions to be consummated. The Company has also agreed to various covenants in the Agreements, including, among other things, (i) to conduct its business in the ordinary course consistent with past practice during the period between the execution of the Agreements and the closing of the Transactions, (ii) to call a special meeting of the stockholders to adopt the Merger and (iii) not to solicit alternative acquisition proposals for the Company.

If the Merger is consummated, the Company’s common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934.

The foregoing description of the Agreements and the Transactions do not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Agreements, copies of which are attached hereto as Exhibits 2.1 and 2.2 and are incorporated herein by reference.

Qualification of Representations and Warranties

The Agreements contain representations and warranties made by the Company, 3M and the Asahi Parties, as applicable, and solely for the benefit of the parties thereto. The assertions embodied in the representations and warranties contained in the Agreements are qualified by information in confidential disclosure letters provided by the parties to each other in connection with the signing of the Agreements. While the Company does not believe that these disclosure letters contain information that the securities laws require the parties to publicly disclose, other than information that has already been so disclosed, if any, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties of the parties set forth in the Agreements. You should not rely on the representations and warranties in the Agreements as characterizations of the actual state of facts about the parties, since they were only made as of the date of the Agreements and are modified in important part by the underlying disclosure letters. Moreover, certain representations and warranties in the Agreements were used for the purpose of allocating risk between the Company and the parties rather than establishing matters as facts. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the Agreements, which subsequent information may or may not be fully reflected in the companies’ public disclosures, if any.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 22, 2015, the Board of Directors of the Company amended and restated the Company’s Second Amended and Restated Bylaws (the “Bylaws”) to adopt a new Section 7 to Article VIII, which was effective immediately upon approval. The Bylaws were amended to provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

The foregoing summary is qualified by the full text of the Company’s Third Amended and Restated Bylaws, which is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On February 23, 2015, the Company issued a press release announcing the Transactions, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Additional Information

In connection with the proposed transactions, the Company will file a preliminary proxy statement with the SEC. WHEN AVAILABLE, INVESTORS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE COMPANY. When available, you will be able to obtain the preliminary proxy statement, the definitive proxy statement and other filings containing information about the Company, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the preliminary proxy statement, the definitive proxy statement and other filings made by the Company with the SEC will also be able to be obtained, free of charge, by directing a request to Polypore International, Inc., 11430 North Community House Road, Suite 350, Charlotte, North Carolina, 28277 attention: Investor Relations.

Forward-Looking Statements

This release includes “forward-looking statements”. All statements other than statements of historical facts included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. We have identified some of these forward-looking statements with words like “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate” or “continue” and other words and terms of similar meaning. These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Many factors mentioned in our discussion in this release, including the risks outlined under the caption entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and subsequent reports filed with the Securities and Exchange Commission, will be important in determining future results. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including, but not limited to, the ability of the parties to satisfy the conditions precedent and consummate the proposed transactions, the timing or consummation of the proposed transactions, or the ability of the parties to secure regulatory approvals in a timely manner or on the terms desired or anticipated. Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the SEC filings submitted by Polypore from time to time, including in its Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We do not undertake any obligation to update these forward-looking statements in this release or the risk factors set forth above to reflect new information, future events or otherwise, except as may be required under federal securities laws.

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the shareholders’ vote on the proposed transactions. Information about the Company’s directors and executive officers and their ownership of the company’s common stock is set forth in the proxy statement for the Company’s Annual Meeting of shareholders, which was filed with the SEC on April 7, 2014. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed transactions, which may be different than those of the Company’s shareholders generally, by reading the preliminary proxy statement, the definitive proxy statement and other relevant documents regarding the proposed transaction, in each case, when filed with the SEC.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 23, 2015, by and among Polypore International, Inc., Asahi Kasei Corporation and ESM Holdings Corporation.*

2.2	Asset Purchase Agreement, dated as of February 23, 2015, by and among Polypore International, Inc. and 3M Company.*

3.1	Third Amended and Restated Bylaws of Polypore International Inc., adopted on February 22, 2015.

99.1	Press Release issued by Polypore International, Inc., dated February 23, 2015.

*	Certain exhibits and schedules have been omitted and the Company agrees to furnish supplementally to the Commission a copy of any omitted exhibits upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYPORE INTERNATIONAL, INC.

By:	/s/ Lynn Amos

Date: February 23, 2015

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 23, 2015, by and among Polypore International, Inc., Asahi Kasei Corporation and ESM Holdings Corporation.*

2.2	Asset Purchase Agreement, dated as of February 23, 2015, by and among Polypore International, Inc. and 3M Company.*

3.1	Third Amended and Restated Bylaws of Polypore International Inc., adopted on February 22, 2015.

99.1	Press Release issued by Polypore International, Inc., dated February 23, 2015.

*	Certain exhibits and schedules have been omitted and the Company agrees to furnish supplementally to the Commission a copy of any omitted exhibits upon request.